Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Provides Update About Fire at Clinton Biodiesel Refinery

HOUSTON, TX – October 3, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, provided an update regarding the reported fire at its biodiesel refinery in Clinton, Iowa.  As previously reported, while the refinery was idled for routine maintenance, a small fire was discovered at approximately 2:40 a.m. on Tuesday, September 30, 2008 in the primary biodiesel recovery column.  The fire was contained within the column and was quickly extinguished by the local fire department.

The cause of the fire is under investigation, with preliminary assessments pointing to a build up and ignition of methanol vapors in the column during a ventilation process required as part of the maintenance activities.  No refinery personnel were injured, although one fire fighter received minor steam burns as a result of exposure to steam created during the fire fighting efforts.

The refinery is being evaluated by Nova’s engineering team and insurance adjusters to determine an accurate assessment of damages, repairs and resulting down time.  Nova is also reviewing the existing fire prevention and protection equipment, systems and procedures to ensure their adequacy.  Because the fire was contained within the column, and due to the nature of the equipment involved, initial estimates of the costs of repair made to the news media appear to have been overstated.  The time period for repairs cannot be estimated at this time but will likely exceed 60 to 90 days and may be combined with previously planned capital upgrades.

Because the refinery was idled for maintenance, there was no biodiesel inventory on site.  In addition, all feedstock and consumable supplies were undamaged and will be transferred, along with some refinery operators, to Nova’s flagship biodiesel refinery in Seneca, Illinois.

“We continue to conduct a thorough review of the incident and expand our fire protection and safety measures,” stated Kenneth Hern, Chairman and CEO of Nova. “We are thankful that there were no injuries to any refinery personnel and that the steam burns suffered by the fire fighter were minor.  We truly appreciate the prompt and professional response by the local fire department.  We will continue to operate our Seneca refinery at the maximum capacity our working capital will permit and to market our share of production from the Scott biodiesel refinery.  We remain optimistic that Congress will take action to alleviate the credit crunch and extend the biodiesel blenders excise tax credit in the very near future.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 200 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is completing the final testing and performance requirements related to the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois, commencing the marketing of 10 million gallons per year of biodiesel to be obtained pursuant to its off-take agreement with the Scott Petroleum biodiesel refinery in Greenville, Mississippi and investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended July 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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